EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile
FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 2, 2019

ExxonMobil Earns $3.1 Billion in Second Quarter 2019

•	Upstream liquids production grows by 8 percent from a year earlier, driven by the Permian Basin
•	Guyana resource estimate increases to over 6 billion oil-equivalent barrels; Liza Phase 1 nears startup
•	U.S. Gulf Coast steam cracker exceeds design capacity by 10 percent, less than a year after startup

				First
	Second Quarter			Quarter		First Half
	2019	2018	%	2019	%	2019	2018	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings (U.S. GAAP)	3,130	3,950	-21	2,350	33	5,480	8,600	-36

Earnings Per Common Share
Assuming Dilution	0.73	0.92	-21	0.55	33	1.28	2.01	-36

Capital and Exploration
Expenditures	8,079	6,627	22	6,890	17	14,969	11,494	30

IRVING, Texas – August 2, 2019 – Exxon Mobil Corporation today announced estimated second quarter 2019 earnings of $3.1 billion, or $0.73 per share assuming dilution, compared with $4 billion a year earlier. Earnings included a favorable identified item of about $500 million, or $0.12 per share assuming dilution, reflecting the impact of a tax rate change in Alberta, Canada. Capital and exploration expenditures were $8.1 billion, up 22 percent from the prior year, reflecting key investments in the Permian Basin.

Oil-equivalent production was 3.9 million barrels per day, up 7 percent from the second quarter of 2018. Liquids production increased 8 percent driven by Permian Basin growth and reduced downtime, with limited impact from entitlement effects and divestments. Natural gas volumes increased 5 percent, excluding entitlement effects and divestments.

“We continue to make significant progress toward delivering our long-term growth plans,” said Darren W. Woods, ExxonMobil chairman and chief executive officer. “Our new U.S. Gulf Coast steam cracker is exceeding design capacity by 10 percent, less than a year after startup. Our upstream liquids production increased by 8 percent from last year, driven by growth in the Permian Basin, and we are preparing to startup the Liza Phase 1 development in Guyana, where the estimated recoverable resource increased to more than 6 billion oil-equivalent barrels.”

Second Quarter 2019 Business Highlights
Upstream
•	Average crude prices were stronger than first quarter, while natural gas prices declined with supply length and crude-linked LNG lag effects.
•

Liquids volumes increased with unconventional growth and ramp-up at Hebron, partly offset by the impacts of higher planned maintenance. Natural gas volumes were down from the first quarter due to weaker seasonal gas demand in Europe.

•	Permian unconventional development continued with production up over 20 percent from the first quarter and up nearly 90 percent from the second quarter of last year.
Downstream
•	Industry fuels margins, while remaining under pressure during the second quarter, improved from very low levels in the first quarter on stronger gasoline margins, mainly in the U.S.
•

Planned maintenance activity remained at a high level during the quarter, as the company successfully completed a significant turnaround at its Joliet, Illinois, refinery in the U.S. mid-continent region. Results were also impacted by unscheduled downtime at refineries in Baytown, Texas, Sarnia (Canada), and Yanbu (Saudi Arabia).

Chemical
•	Paraxylene margins weakened during the quarter with lengthening supply from recent industry capacity additions.
•	Results were impacted by a significant increase in turnaround activity during the second quarter.

•	Production at the new ethane steam cracker in Baytown, Texas, successfully increased to exceed design capacity by 10 percent.

Strengthening the Portfolio
•

ExxonMobil increased its estimated gross recoverable resource for the Stabroek block in Guyana from 5.5 billion to over 6 billion oil-equivalent barrels. During the quarter, the company made its 13th discovery on the block with the Yellowtail-1 well.

•

Mozambique Rovuma Venture S.p.A., an incorporated joint venture owned by ExxonMobil, Eni S.p.A. and China National Petroleum Corporation, announced that the government of Mozambique approved its development plan for the Rovuma LNG project. The project includes two liquefied natural gas trains with a combined annual capacity of more than 15 million metric tons. A final investment decision is expected later in 2019.

•

ExxonMobil subsidiary ExxonMobil Argentina Offshore Investments B.V. and an affiliate of Qatar Petroleum won three exploration blocks during Argentina’s first offshore bid round, adding approximately 2.6 million net acres to ExxonMobil’s holdings in the country.

•

ExxonMobil announced that it will increase its offshore exploration acreage in Namibia with the addition of approximately 7 million net acres following the signing of agreements with the government of Namibia and the National Petroleum Corporation of Namibia.

Investing for Growth
•

The company announced that it has funded the Liza Phase 2 development offshore Guyana after it received government and regulatory approvals. Phase 2 startup is expected in mid-2022, producing up to 220,000 barrels of oil per day, while Phase 1 remains on track for first oil by the first quarter of 2020. ExxonMobil estimates it will achieve gross production of over 750,000 barrels per day from the Stabroek Block by 2025.

•

ExxonMobil and SABIC announced the decision to proceed with the Gulf Coast Growth Ventures project to construct a new chemical facility in San Patricio County, Texas. The new facility will include an ethane steam cracker with a capacity of 1.8 million metric tons per year, two polyethylene units and a monoethylene glycol unit.

•

ExxonMobil made a final investment decision on a multi-billion dollar expansion of its integrated manufacturing complex in Singapore to convert fuel oil and other bottom-of-the-barrel crude products into higher-value lube basestocks and distillates. The expansion will add 20,000 barrels per day of ExxonMobil Group II basestocks capacity and increase production of lower-sulfur fuels by 48,000 barrels per day.

•

ExxonMobil announced that it will proceed with a $2 billion expansion project at its Baytown, Texas chemical plant. The expansion will add annual production of about 400,000 metric tons of VistamaxxTM performance polymers, and about 350,000 metric tons of linear alpha olefins.

•

The company reached a final investment decision to upgrade its Fawley refinery in the United Kingdom to increase production of ultra-low sulfur diesel by almost 45 percent, or 38,000 barrels per day, along with logistics improvements. The more than $1 billion investment includes a hydrotreater unit to remove sulfur from fuel, supported by a hydrogen plant which will improve the refinery’s overall energy efficiency.

•

The company is proceeding with an expansion project in Argentina’s Vaca Muerta basin. The project is expected to reach gross production of up to 55,000 oil-equivalent barrels per day within five years and will include 90 wells, a central production facility and export infrastructure.

•

ExxonMobil and its partners announced a project to increase gross production at Block 15 offshore Angola by approximately 40,000 barrels per day, while changes to the production sharing agreement will extend operations through 2032.

Advancing Innovative Technologies and Products
•

The company completed an expansion at its Singapore refinery to enhance EHCTM Group II basestocks production, with supply to customers expected in the third quarter of 2019. The expansion will enable customers to blend lubricants that satisfy more stringent specifications, lower emissions and improve fuel economy and low-temperature performance.

•

ExxonMobil announced that it will invest up to $100 million over 10 years to research and develop advanced lower-emissions technologies with the U.S. Department of Energy’s National Renewable Energy Laboratory and National Energy Technology Laboratory. The agreement, among the largest between the department’s laboratories and the private sector, will support research and collaboration into ways to bring biofuels and carbon capture and storage to commercial scale across the transportation, power generation and industrial sectors.

Earnings and Volume Summary

Millions of Dollars	2Q	2Q
(unless noted)	2019	2018	Change	Comments
Upstream
U.S.	335	439	-104	Volumes growth more than offset by lower liquids prices and higher growth-related expenses
Non-U.S.	2,926	2,601	+325	Alberta tax rate change (+487) and higher volumes, partly offset by lower prices and higher maintenance and exploration expenses
Total	3,261	3,040	+221	Prices -730, volumes +720, other +230
Production (koebd)	3,909	3,647	+262	Liquids +177 kbd: growth and lower downtime, partly offset by decline Gas +507 mcfd: growth and higher demand, partly offset by decline

Downstream
U.S.	310	695	-385	Increased downtime/maintenance
Non-U.S.	141	29	+112	Favorable foreign exchange effects, reduced downtime/maintenance, and portfolio/projects contribution, partly offset by lower margins and higher operations expenses
Total	451	724	-273	Margins -240, downtime/maintenance -140, portfolio/projects +70, other +40
Petroleum Product Sales (kbd)	5,408	5,502	-94

Chemical
U.S.	(6)	453	-459	Lower margins and higher downtime/maintenance
Non-U.S.	194	437	-243	Lower margins, unfavorable foreign exchange and tax impacts, and higher project-related expenses
Total	188	890	-702	Margins -440, downtime/maintenance -120, project-related expenses -30, other -110
Prime Product Sales (kt)	6,699	6,852	-153

Corporate and financing	(770)	(704)	-66

Earnings and Volume Summary

Millions of Dollars	2Q	1Q
(unless noted)	2019	2019	Change	Comments
Upstream
U.S.	335	96	+239	Volume growth, higher liquids prices, and lower impairments, partly offset by lower gas prices and higher growth-related expenses
Non-U.S.	2,926	2,780	+146	Alberta tax rate change (+487) and higher liquids prices, partly offset by lower gas prices, higher maintenance and exploration expenses, and lower volumes
Total	3,261	2,876	+385	Liquids prices +540, gas prices -550, volumes +70, other +330
Production (koebd)	3,909	3,981	-72	Liquids +62 kbd: growth, partly offset by increased planned maintenance Gas -804 mcfd: lower seasonal demand in Europe

Downstream
U.S.	310	(161)	+471	Higher margins, partly offset by increased downtime/maintenance and unfavorable yield/sales mix
Non-U.S.	141	(95)	+236	Higher margins, partly offset by increased downtime/maintenance and higher seasonal expenses
Total	451	(256)	+707	Margins +1,120, downtime/maintenance -190, yield/sales mix -120, other -100
Petroleum Product Sales (kbd)	5,408	5,415	-7

Chemical
U.S.	(6)	161	-167	Lower margins and higher downtime/maintenance
Non-U.S.	194	357	-163	Lower margins and higher project-related expenses
Total	188	518	-330	Margins -180, downtime/maintenance -120, other -30
Prime Product Sales (kt)	6,699	6,772	-73

Corporate and financing	(770)	(788)	+18

Earnings and Volume Summary

Millions of Dollars	YTD	YTD
(unless noted)	2019	2018	Change	Comments
Upstream
U.S.	431	868	-437	Volumes growth more than offset by lower liquids prices, higher growth-related expenses, and impairment charges
Non-U.S.	5,706	5,669	+37	Alberta tax rate change (+487), higher volumes, and favorable tax effects, partly offset by lower prices, absence of Scarborough divestment gain (-366), and higher maintenance and exploration expenses
Total	6,137	6,537	-400	Prices -760, volume +790, other -430
Production (koebd)	3,945	3,768	+177	Liquids +144 kbd: growth and lower downtime, partly offset by decline Gas +199 mcfd: growth and lower downtime, partly offset by decline
Downstream
U.S.	149	1,014	-865	Higher downtime/maintenance and lower margins
Non-U.S.	46	650	-604	Lower margins and higher operations expenses, partly offset by portfolio/projects contribution, lower downtime/maintenance, and favorable foreign exchange
Total	195	1,664	-1,469	Margins -1,100, downtime/maintenance -500, portfolio/projects +150, other -20
Petroleum Product Sales (kbd)	5,412	5,467	-55
Chemical
U.S.	155	956	-801	Lower margins, higher downtime/maintenance, and lower volumes
Non-U.S.	551	945	-394	Higher volumes more than offset by lower margins, unfavorable foreign exchange impacts, and higher project-related expenses
Total	706	1,901	-1,195	Margins -810, downtime/maintenance -110, other -270
Prime Product Sales (kt)	13,471	13,520	-49
Corporate and financing	(1,558)	(1,502)	-56

Cash Flow from Operations and Asset Sales excluding Working Capital

Millions of Dollars	2Q
	2019	Comments
Net income including noncontrolling interests	3,391	Including $261 million for noncontrolling interests
Depreciation	4,631
Changes in working capital	(1,243)	Mainly seasonal reduction in payables
Other	(832)	Includes adjustment for noncash identified item (deferred income tax)
Cash Flow from Operating	5,947
Activities (U.S. GAAP)
Asset sales	33
Cash Flow from Operations	5,980
and Asset Sales
Changes in working capital	(1,243)
Cash Flow from Operations	7,223
and Asset Sales excluding Working Capital

Millions of Dollars	YTD
	2019	Comments
Net income including noncontrolling interests	5,797	Including $317 million for noncontrolling interests
Depreciation	9,202
Changes in working capital	1,014	Mainly driven by higher payables
Other	(1,728)	Equity company earnings greater than dividends, and adjustment for noncash identified item (deferred income tax)
Cash Flow from Operating	14,285
Activities (U.S. GAAP)
Asset sales	140
Cash Flow from Operations	14,425
and Asset Sales
Changes in working capital	1,014
Cash Flow from Operations	13,411
and Asset Sales excluding Working Capital

First Half 2019 Financial Updates

During the first half of 2019, Exxon Mobil Corporation purchased 5 million shares of its common stock for the treasury at a gross cost of $414 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on August 2, 2019. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including business and project plans, capacities, costs, and timing; resource recoveries and production rates; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in supply and demand for oil, gas, and petrochemicals and other market conditions that impact prices and differentials; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations or acquisitions; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, shipping blockades or harassment, and other political or security disturbances; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com and in Item 1A of ExxonMobil’s 2018 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown for 2019 periods on page 7 and for 2019 and 2018 periods in Attachment V.

This press release also includes cash flow from operations and asset sales excluding working capital. We believe it is useful for investors to consider these numbers in comparing the underlying performance of our business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities is shown for 2019 periods on page 7 and for 2019 and 2018 periods in Attachment V.

This press release also includes earnings excluding identified items, which are earnings excluding significant non-operational events with an absolute corporate total earnings impact of at least $250 million. The earnings impact of an identified item for an individual segment may be less than $250 million when the item impacts several segments. We believe it is useful for investors to consider these figures in comparing the performance of our underlying business across periods when one, or both, periods include identified items. A reconciliation to earnings is shown for 2019 and 2018 periods in Attachment II.

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales‑based taxes, which are reported net in the income statement. We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown as part of the Estimated Key Financial and Operating Data in Attachment I.

References to the resource base and other quantities of oil, natural gas or condensate may include estimated amounts that are not yet classified as “proved reserves” under SEC definitions, but which are expected to be ultimately recoverable. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Further information on ExxonMobil’s frequently used financial and operating measures and other terms including “Cash flow from operations and asset sales”, and “Total taxes including sales‑based taxes” is contained under the heading “Frequently Used Terms” available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Vistamaxx and EHC are registered trademarks of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
				Attachment I
Exxon Mobil Corporation
Second Quarter 2019
(millions of dollars, unless noted)
			First
	Second Quarter		Quarter	First Half
	2019	2018	2019	2019	2018
Earnings / Earnings Per Share
Total revenues and other income	69,091	73,501	63,625	132,716	141,712
Total costs and other deductions	64,459	66,989	59,336	123,795	127,960
Income before income taxes	4,632	6,512	4,289	8,921	13,752
Income taxes	1,241	2,526	1,883	3,124	4,983
Net income including noncontrolling interests	3,391	3,986	2,406	5,797	8,769
Net income attributable to noncontrolling interests	261	36	56	317	169
Net income attributable to ExxonMobil (U.S. GAAP)	3,130	3,950	2,350	5,480	8,600

Earnings per common share (dollars)	0.73	0.92	0.55	1.28	2.01

Earnings per common share
- assuming dilution (dollars)	0.73	0.92	0.55	1.28	2.01

Exploration expenses, including dry holes	333	332	280	613	619

Other Financial Data
Dividends on common stock
Total	3,715	3,502	3,505	7,220	6,793
Per common share (dollars)	0.87	0.82	0.82	1.69	1.59

Millions of common shares outstanding
At period end				4,231	4,234
Average - assuming dilution	4,271	4,271	4,270	4,270	4,270

ExxonMobil share of equity at period end				191,377	187,222
ExxonMobil share of capital employed at period end				239,033	230,817

Income taxes	1,241	2,526	1,883	3,124	4,983
Total other taxes and duties	8,366	9,003	8,087	16,453	17,818
Total taxes	9,607	11,529	9,970	19,577	22,801
Sales-based taxes	5,261	5,507	4,985	10,246	10,788
Total taxes including sales-based taxes	14,868	17,036	14,955	29,823	33,589

ExxonMobil share of income taxes of
equity companies	501	655	849	1,350	1,395

				Attachment II

Exxon Mobil Corporation
Second Quarter 2019
(millions of dollars)
			First
	Second Quarter		Quarter	First Half
	2019	2018	2019	2019	2018
Earnings (U.S. GAAP)
Upstream
United States	335	439	96	431	868
Non-U.S.	2,926	2,601	2,780	5,706	5,669
Downstream
United States	310	695	(161)	149	1,014
Non-U.S.	141	29	(95)	46	650
Chemical
United States	(6)	453	161	155	956
Non-U.S.	194	437	357	551	945
Corporate and financing	(770)	(704)	(788)	(1,558)	(1,502)
Net income attributable to ExxonMobil	3,130	3,950	2,350	5,480	8,600

Identified Items Included in Earnings
Non-U.S. Upstream
Tax Items	487	-	-	487	-
Asset Management	-	-	-	-	366
Non-U.S. Downstream
Tax Items	(9)	-	-	(9)	-
Non-U.S. Chemical
Tax Items	2	-	-	2	-
Corporate and financing
Tax Items	25	-	-	25	-
Corporate total	505	-	-	505	366

Earnings Excluding Identified Items
Upstream
United States	335	439	96	431	868
Non-U.S.	2,439	2,601	2,780	5,219	5,303
Downstream
United States	310	695	(161)	149	1,014
Non-U.S.	150	29	(95)	55	650
Chemical
United States	(6)	453	161	155	956
Non-U.S.	192	437	357	549	945
Corporate and financing	(795)	(704)	(788)	(1,583)	(1,502)
Corporate total	2,625	3,950	2,350	4,975	8,234

				Attachment III

Exxon Mobil Corporation
Second Quarter 2019

			First
	Second Quarter		Quarter	First Half
	2019	2018	2019	2019	2018
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	662	543	600	631	533
Canada / Other Americas	469	391	454	462	409
Europe	103	136	121	112	140
Africa	383	410	369	376	393
Asia	727	686	746	736	696
Australia / Oceania	45	46	37	41	43
Worldwide	2,389	2,212	2,327	2,358	2,214

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,803	2,591	2,712	2,758	2,583
Canada / Other Americas	249	226	238	243	219
Europe	1,215	1,136	2,113	1,662	1,835
Africa	5	9	7	6	9
Asia	3,461	3,393	3,655	3,557	3,480
Australia / Oceania	1,387	1,258	1,199	1,294	1,195
Worldwide	9,120	8,613	9,924	9,520	9,321

Oil-equivalent production (koebd)[1]	3,909	3,647	3,981	3,945	3,768

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

				Attachment IV

Exxon Mobil Corporation
Second Quarter 2019

			First
	Second Quarter		Quarter	First Half
	2019	2018	2019	2019	2018
Refinery throughput (kbd)
United States	1,430	1,529	1,373	1,402	1,524
Canada	344	364	383	364	386
Europe	1,314	1,384	1,325	1,320	1,439
Asia Pacific	683	714	609	646	717
Other	159	114	196	176	133
Worldwide	3,930	4,105	3,886	3,908	4,199

Petroleum product sales (kbd)
United States	2,264	2,215	2,210	2,237	2,171
Canada	482	514	484	483	499
Europe	1,443	1,595	1,510	1,476	1,585
Asia Pacific	775	814	749	762	804
Other	444	364	462	454	408
Worldwide	5,408	5,502	5,415	5,412	5,467

Gasolines, naphthas	2,198	2,216	2,149	2,173	2,216
Heating oils, kerosene, diesel	1,820	1,781	1,914	1,867	1,804
Aviation fuels	391	405	386	389	400
Heavy fuels	308	432	299	304	389
Specialty products	691	668	667	679	658
Worldwide	5,408	5,502	5,415	5,412	5,467

Chemical prime product sales,
thousand metric tons (kt)
United States	2,295	2,411	2,322	4,617	4,802
Non-U.S.	4,404	4,441	4,450	8,854	8,718
Worldwide	6,699	6,852	6,772	13,471	13,520

				Attachment V

Exxon Mobil Corporation
Second Quarter 2019
(millions of dollars)
			First
	Second Quarter		Quarter	First Half
	2019	2018	2019	2019	2018
Capital and Exploration Expenditures
Upstream
United States	3,255	1,752	2,548	5,803	3,000
Non-U.S.	2,987	3,103	2,813	5,800	5,614
Total	6,242	4,855	5,361	11,603	8,614
Downstream
United States	624	346	414	1,038	564
Non-U.S.	489	884	415	904	1,280
Total	1,113	1,230	829	1,942	1,844
Chemical
United States	553	414	552	1,105	757
Non-U.S.	165	119	144	309	241
Total	718	533	696	1,414	998

Other	6	9	4	10	38

Worldwide	8,079	6,627	6,890	14,969	11,494

Cash flow from operations and asset sales excluding working capital
Net cash provided by operating activities
(U.S. GAAP)	5,947	7,780	8,338	14,285	16,299
Proceeds associated with asset sales	33	307	107	140	1,748
Cash flow from operations and asset sales	5,980	8,087	8,445	14,425	18,047
Changes in working capital	(1,243)	(1,333)	2,257	1,014	(982)
Cash flow from operations and asset sales	7,223	9,420	6,188	13,411	19,029
excluding working capital

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

2018
First Quarter	4,650	1.09
Second Quarter	3,950	0.92
Third Quarter	6,240	1.46
Fourth Quarter	6,000	1.41
Year	20,840	4.88

2019
First Quarter	2,350	0.55
Second Quarter	3,130	0.73

[1] Computed using the average number of shares outstanding during each period.